UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2006

DUKE REALTY LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Indiana	0-20625	35-1898425
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 East 96th Street, Suite 100, Indianapolis, Indiana	46240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 808-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On November 17, 2006, Duke Realty Corporation (“Duke”) announced that Duke Realty Limited Partnership (the “Operating Partnership”), of which Duke is the sole General Partner, priced its offering (the “Offering”) of $575 million aggregate principal amount of 3.75% Exchangeable Senior Notes due 2011 (the “Notes”), to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.  The Operating Partnership will receive net proceeds from this offering of approximately $447 million, after deducting:

•                  approximately $88 million to fund Duke’s repurchase, concurrently with the closing of the Offering, of outstanding shares of Duke’s common stock in privately negotiated transactions; these purchases may raise or maintain the market price of Duke’s common stock above independent market levels or prevent or retard a decline in the market price of Duke’s common stock;

•                  approximately $27 million to pay the cost of a capped call transaction, as described below, with affiliates of one or more of the initial purchasers, whom are referred to herein as the “option counterparties;” and

•                  approximately $12 million to pay the initial purchasers’ discounts and our estimated offering expenses.

The Operating Partnership presently expects to use the net proceeds from the Offering to repay borrowings outstanding under its unsecured line of credit, and for other general corporate purposes.

The Notes will pay interest semiannually at a rate of 3.75% per annum and mature on December 1, 2011. The Notes will have an initial exchange rate of approximately 20.4298 common shares per $1,000 principal amount of the Notes, representing an exchange price of approximately $48.95 per share of Duke’s common stock and an exchange premium of approximately 20.0 % based on the last reported sale price of $40.79 per share of Duke’s common stock on November 16, 2006. The initial exchange rate is subject to adjustment under certain circumstances. The Notes will be senior unsecured obligations of the Operating Partnership and will be exchangeable upon the occurrence of specified events, and during the period beginning on August 1, 2011 and ending on the second business day prior to the maturity date, into cash or a combination of cash and shares of Duke’s common stock. The closing of the sale of the notes and repurchase by Duke of $88.37 million of shares of its common stock is expected to occur on November 22, 2006.

In connection with the Offering, Duke and the Operating Partnership have entered into a capped call transaction with affiliates of certain of the initial purchasers of the notes to increase the effective exchange price of the notes to $57.11 per share of Duke’s common stock, which represents a premium of approximately 40% based on the November 16, 2006 closing price of $40.79 per share of Duke’s common stock. This transaction also is intended to minimize the potential dilution upon future conversion of the Notes. The net cost of the capped call transaction was approximately $26.97 million and will be included as a permanent reduction of equity in Duke’s balance sheet.

In connection with the capped call transaction, the counterparties have advised Duke that the counterparties and/or their respective affiliates have simultaneously with the pricing, and shortly after pricing, purchased shares of Duke’s common stock and/or entered into various derivative transactions with respect to Duke’s common stock. In addition, following the pricing of the notes, the counterparties or their respective affiliates may enter into or unwind various derivatives and/or continue to purchase or sell shares of Duke’s common stock in secondary market transactions, including during the observation period relating to any conversion of the notes.

Pursuant to General Instruction F to Form 8-K, a copy of the Press Release pursuant to which such annoucement was made is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by this reference.

Item 9.01.                        Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
99.1	Press Release, dated November 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DUKE REALTY LIMITED PARTNERSHIP

By:	Duke Realty Corporation, its sole General Partner

By:	/s/ Howard L. Feinsand
Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary

Dated:  November 17, 2006